Exhibit 10.3

CATTLE SUPPLY AND FEEDING AGREEMENT

THIS AGREEMENT dated as of January 24th, 2013 is between JBS FOOD CANADA INC., a Canadian corporation (hereinafter referred to as “JBS”) and J&F RANCH CANADA INC., a Canadian corporation (hereinafter referred to as “J&F Canada”).

JBS and J&F hereby agree as follows:

Section 1. Cattle. This Agreement governs all cattle on JBS’s Lakeside Feedyard located in Brooks, Alberta, Canada that are owned by J&F Canada (“Cattle”). Beginning on January 14, 2013 and ending on July 1, 2016 (the “Supply Period”), J&F Canada agrees to maintain sufficient Cattle on JBS’s feedyards so that such feedyards are at least 75% full of Cattle at all times. The term of this Agreement shall commence on the date hereof and continue through the date that the last of the Cattle on JBS’s Lakeside Feedyard as of the last day of the Supply Period are shipped to JBS, J&F Canada, a packer or another third party (the “Term”).

Section 2. Obligations of JBS for Care and Feeding. JBS agrees to feed and care for, or cause to be fed and cared for, the Cattle in accordance with the standards of care and responsibility appropriate to the custom cattle feeding industry and generally regarded as good animal husbandry practices. Title to all Cattle delivered to JBS pursuant to this Agreement shall not transfer to JBS, but shall remain with J&F Canada until sold to JBS, a packer or another third party. The Cattle, wherever located or situated during the Term, will be kept segregated and identified in accordance with standard industry practices, and JBS shall maintain accurate and reasonably detailed records applicable thereto, so that the Cattle shall be at all times identifiable. JBS shall furnish, or cause to be furnished, all labor, feeding accommodations, equipment and all reasonable, ordinary and necessary veterinary services required for the proper care and feeding of the Cattle. JBS shall also make available at the request of J&F Canada (but in any event no less frequently than monthly) an updated yardsheet report listing lot number, current headcount, deads, realizers, day on feed, consumption and estimated weight with respect to the Cattle. Unless otherwise directed in writing by J&F Canada, JBS shall maintain and feed, or cause to be maintained and fed, the Cattle until they reach a proper marketable weight or condition to meet J&F Canada’s specifications. JBS shall sell and ship all Cattle as directed by J&F Canada. JBS is authorized and directed to make a prudent sale or salvage disposition, at its discretion, of the Cattle that become non-performers while in the custody of JBS. In the event of any sales, JBS will account to J&F Canada for the proceeds of such sales no less frequently than monthly or as otherwise required by law. Upon the sale of Cattle, JBS agrees to promptly notify J&F Canada of the date of shipment and other pertinent information.

In consideration of the foregoing agreements and undertakings by J&F Canada, JBS agrees to advance on behalf of J&F Canada services, feed, vitamins, minerals and medicine of the type typically furnished by JBS in accordance with JBS’s standard cattle feeding arrangements.

Section 3. Charges. J&F Canada agrees to pay JBS the following feedyard charges (“Charges”):

(a) medicine and animal health at JBS’s cost, including vaccinations, implants and tags;

(b) yardage fee per head of Cattle per day as set forth in Section 4 hereof; provided that, during the Supply Period, the yardage fee shall be calculated based on the greater of (i) the actual head of Cattle, and (ii) the minimum head of Cattle required by Section 1 hereof;

(c) processing chute charges at JBS’s cost each time processed or reimplanted; and

(d) feed and bedding charges at JBS’s cost.

Section 4. Yardage Fee. The yardage fee shall initially be $0.50 per head per day. The yardage fee shall be reset upon each anniversary of the date of this Agreement as agreed to by the parties. Within 60 days after each anniversary of the date of this Agreement, if J&F Canada has met its obligations under Section 1 hereof and has made all payments due under this Agreement, JBS shall pay to J&F Canada a rebate of yardage fees equal to $0.06 per head per day for the year that ended on such anniversary.

Section 5. Payments Due. JBS shall invoice J&F Canada monthly for the Charges and payment shall be made within 30 days of receipt of such invoice. If a payment amount is not received by JBS by such date, then a late payment charge equal to 1.0% per month shall be paid by J&F Canada on all amounts due but not received by JBS on or before the due date.

Section 6. Proceeds of Sale. J&F Canada grants JBS the authority, pursuant and subject to the terms of Section 2 hereof, to (a) live price or (b) price on a carcass grade and yield based program in accordance with the terms and conditions of JBS’s grid agreements with packers and, consequently, to: (i) sell the Cattle as J&F Canada’s agent and not as a broker or dealer from time to time on behalf of J&F Canada to any packer or third party, and (ii) deliver a bill of sale with respect to any such Cattle. Further, J&F Canada acknowledges and agrees that JBS has a lien on the Cattle pursuant to the Animal Keepers Act (Alberta) and any other applicable provincial laws, as amended from time to time, for all unpaid Charges and late payment charges, which lien has been subordinated to the Agent’s (as defined below) right, title and interest in and to the Cattle.

Section 7. Coordinators. JBS will designate one person per feedyard as the contact at such feedyard for J&F Canada, and J&F Canada will designate one person to coordinate with designated feedyard personnel.

Section 8. Representations and Warranties of J&F Canada. J&F Canada hereby represents and warrants that:

(a) the undersigned has full power and authority to execute this Agreement on behalf of J&F Canada and this Agreement constitutes a legal, valid and binding agreement of J&F Canada, enforceable in accordance with its terms;

(b) there is no claim, loss contingency, litigation, or proceeding whether or not pending, threatened, or imminent against or otherwise affecting J&F Canada which may result in a material adverse change in the business, properties, or condition, financial or otherwise, of J&F Canada; and

(c) the cattle are free against all claims and demands of all persons, firms and associations, and the Cattle have not been mortgaged, encumbered or subject to a prior security interest granted in such Cattle except pursuant to the Security Agreement dated as of October 7, 2008 in favor of Coöperatieve Centrale Raiffeisen-Boerenleenbank, B.A., as agent, as amended (the “Agent”), and except pursuant to the Security Agreement dated as of January    , 2013 in favor of the Agent.

Section 9. J&F Canada Indemnity. Unless arising directly from JBS’s gross negligence, willful misconduct or breach of this Agreement, J&F Canada agrees to indemnify and hold JBS and its subsidiaries, affiliates, officers, agents, employees and representatives, harmless from, and to assume all responsibility for, any and all claims, damages, losses, causes of action, and liability of every kind related to the Cattle or this Agreement, including all reasonable legal expenses, whether in litigation or otherwise and court costs and fees, including but not limited to claims arising out of or in any way related to a breach of a representation or warranty made by J&F Canada and claims by persons claiming any interest in the Cattle, including owners, lenders or buyers of the Cattle. J&F Canada agrees to pay the expense of defending such claims as these expenses are incurred, although JBS shall retain the control of the defense, including the right to choose counsel; provided that, JBS shall not agree to a settlement without the consent of J&F Canada. It is the express intention of J&F Canada to indemnify and protect JBS from the consequences of all claims, liabilities, expenses and damages described in this Section 9 under all legal causes of action, unless those claims are due to JBS’s gross negligence, willful misconduct or breach of this Agreement.

Section 10. Representations and Warranties of JBS. JBS hereby represents and warrants that:

(a) the undersigned has full power and authority to execute this Agreement on behalf of JBS and this Agreement constitutes a legal, valid and binding agreement of JBS, enforceable in accordance with its terms; and

(b) there is no claim, loss contingency, litigation, or proceeding whether or not pending, threatened, or imminent against or otherwise affecting JBS which may result in a material adverse change in the business, properties, or condition, financial or otherwise, of JBS.

Section 11. Risk of Loss. All risk of loss of the Cattle remains with J&F Canada and all Charges shall be payable by J&F Canada to JBS as noted herein regardless of whether any of such Cattle die, become sick or fail to gain the weight contemplated by J&F Canada. Notwithstanding anything in this Agreement to the contrary, J&F Canada agrees that JBS shall have no liability to J&F Canada arising out of the performance of this Agreement for any injury, damage, loss or death of the Cattle except as may be due to gross negligence, willful misconduct or breach of this Agreement of or by JBS. It is agreed that no presumption of negligence shall arise and that the standard of care to be exercised by JBS shall be only that degree of care exercised by an ordinary prudent feedyard operator in JBS’s trade area. Notwithstanding the foregoing provisions of this Section 11, if there is any claim for injury, damage, loss or death of the Cattle that should be made under any insurance policies held by or for the benefit of JBS, then JBS shall promptly file all such claims (or cause such claims to be filed) and remit any payments made under such policies that relate to the Cattle to J&F Canada as promptly as reasonably practicable following receipt of such payment.

Section 12. No Warranties by JBS. NEITHER JBS NOR ITS REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS ABOUT ANY EVENTUAL MARKET FOR, SALES PRICE OF, OR GRADE AND YIELD POTENTIAL OF THE CATTLE. NEITHER JBS NOR ITS REPRESENTATIVES GUARANTEES OR REPRESENTS THAT J&F Canada WILL NOT LOSE MONEY, WHETHER DUE TO DISEASE, ECONOMIC CONDITIONS, CATTLE PERFORMANCE, OR ANY OTHER CAUSE WHATSOEVER. J&F Canada HAS RELIED SOLELY ON ITS OWN JUDGMENT IN ENTERING INTO THIS AGREEMENT, AND WILL DO SO IN MAKING ALL DECISIONS ABOUT THE CATTLE, INCLUDING THE PURCHASE AND SALE THEREOF. IN NO EVENT SHALL JBS BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUE, IN TORT OR CONTRACT, OR OTHERWISE.

Section 13. Confidentiality. Each party agrees that this Agreement is confidential between the parties and is proprietary to the parties hereto. Each party shall hold the same in confidence, shall not use the Agreement other than for the purposes of its business with the other party and its affiliates and shall disclose it only to its officers, directors, employees or agents with a specified need to know.

Section 14. Successor and Assigns. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the heirs, administrators, successors and assigns of JBS and J&F Canada; provided however, J&F Canada may not assign this Agreement without the prior written consent of JBS and JBS may not assign this Agreement without the prior written consent of J&F Canada. Any unauthorized assignment shall be null and void.

Section 15. Construction. This Agreement shall be governed by, and construed in accordance with, the laws of the province of Alberta. The Parties agree that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or unenforceable or in conflict with any controlling law, the validity of the remaining parts, terms and provisions of this Agreement shall not be affected, and the rights and obligations of the Parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or unenforceable or in conflict with any controlling law.

Section 16. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated herein and such understanding shall not be modified except in writing signed by the parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective is of the date first above written.

JBS FOOD CANADA INC., a Canadian corporation

By	/s/ Dennis Roerty
Its	Treasurer
Date	1/22/13

J&F RANCH CANADA INC., a Canadian corporation

By	/s/ Luke Lind
Its	SVP Marketing
Date	1/22/13

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